To: **George Kaufman** & **Elio Sorella**

Managing Director, Investment Banking
Chardan Capital arkets, LLC
17 State Street, Suite 1600
New York, NY 10004

CEO & Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd.
St-Laurent (Qc), Canada, H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a Registration Statement and Prospectus with the United States Securities and Exchange Commission ("SEC"), and then distribute them to prospective investors.

We have issued two reports for Ecolomondo's underwriter, Chardan Capital Markets, LLC:

- Pyrolysis Products Value Assessment, Technical Report, dated November 13, 2015
- Ecolomondo Technology Mass Balance, Technical Report, dated November 10, 2015

We consent to the use of our name as it appears under the caption "Experts", to the naming of our firm as an expert under the same caption "Experts", to the use of the aforementioned reports and to the discussion of our statements in the Registration Statement and Prospectus.

We also consent that you include the following statements in the Registration Statement and Prospectus:

"In a recent report mandated by our underwriters Chardan Capital Markets, LLC, BBA, a prominent consulting firm with engineers having vast experience in the petrochemical industry, estimated the value of the products resulting from the TDP process to be:

- *Carbon black: $2,000 per metric ton, in the US market ($1,815 per short ton)*
- *Heavy oil: $225 per metric ton ($31.50 per barrel, assuming 308.7 lbs per barrel)*
- *Light oil: $150 per metric ton ($21.00 per barrel, assuming 308.7 lbs per barrel).*

Even though BBA's price estimates above reflect much higher revenues for TDP turnkey facilities because of the higher value of the carbon black, management has decided not to change their forecasted revenues for TDP turnkey facilities for the sake of being conservative."

Footnote: BBA, Pyrolysis Products Value Assessment, Technical Report, November 13, 2015, at pages 6 and 9. These evaluations by BBA are subject to conditions, including a WTI crude oil price of US$45 per barrel, properties of the products supplied, and pressure of the economy.

"In a report dated November 13*, 2015, BBA estimated the value of the carbon black substitute in the US market to be $1,815 per ton."*

Footnote: BBA, Pyrolysis Products Value Assessment, Technical Report, November 13, 2015, at pages 6 and 9. These evaluations by BBA are subject to conditions, including a WTI crude oil price of US$45 per barrel, properties of the products supplied, and pressure of the economy.

"In a report dated November 13, *2015, BBA estimated the value of the heavy oil to be $31.50 per barrel and of the light oil to be $21.00 per barrel."*

Footnote: BBA, Pyrolysis Products Value Assessment, Technical Report, November 13, 2015, at pages 6 and 9. These evaluations by BBA are subject to conditions, including a WTI crude oil price of US$45 per barrel, properties of the products supplied, and pressure of the economy.

"BBA's market price estimates for TDP end-products value would reflect that TDP turnkey facility would have 81% higher revenues than management forecasts, reaching an estimated revenue of $5,225,240 per year per reactor, based on BBA's estimated values of $1,815 per ton for carbon black in the US market, $31.50 per barrel for heavy oil, $21.00 per barrel for light oil. Even though BBA's price estimates above reflect much higher revenues for TDP turnkey facilities because of the higher value of the carbon black, management has decided not to change their forecasted revenues for TDP turnkey facilities for the sake of being conservative."

Footnote: BBA, Pyrolysis Products Value Assessment, Technical Report, November 13, 2015, at pages 6 and 9. These evaluations by BBA are subject to conditions, including a WTI crude oil price of US$45 per barrel, properties of the products supplied, and pressure of the economy.

"In another report also prepared for Chardan Capital Markets, LLC, BBA validated the mass balance and witnessed the fabrication cycle for a complete batch. It confirmed two key underlying assumptions for these forecasted revenues per reactor:

- *The duration of a complete cycle, from loading of feedstock to carbon black unloading, was 6h45mn. Our forecasts assume three batches per day, or 8 hours duration.*
- *The mass balance was 40.5% carbon black, 52.9% oil (heavy and light), 6.6% gas and no particulate loss. This mass balance confirms the average results from our tests."*

Footnote: BBA, Ecolomondo Technology Mass Balance, Technical Report, November 10, 2015, at pages 2 and 3.

Regards,

BBA

Lyne Ricard — 31 mars 2016

By: Lyne Ricard — Date
Department Manager
Oil, Gas and Bio Fuels Processes